Exhibit 3.7

New Jersey Division of Revenue Restated and Amended Certificate of Formation (For use by a Limited Liability Company)

This form may be used to restate and integrate, AND FURTHER AMEND, the Certificate of Formation of a Limited Liability Company on file with the Department of the Treasury, as supplemented and amended by any instrument that was executed and filed pursuant NJSA 42.

1.	Name of Limited Liability Company: Revel Entertainment, LLC

2.	Identification Number: (10 digit) 0600335359

3.	New LLC Name: (If applicable) Revel Entertainment Group, LLC

4.	Other Provisions:

5.	The Restated Certificate of Formation is amended as follows: (Use attachments if required)

See attached.

6.	Attachments: Attachment A, “SUMMARY OF AMENDMENTS FOR Amended and Restated Certificate of Formation of Revel Entertainment, LLC”

The undersigned represent(s) that this filing complies with State law as detailed in NJSA 42 and that they are authorized to sign this form on behalf of the LLC.

Signature	/s/ Kevin G. DeSanctis	Date February 17, 2011

Name Kevin G. DeSanctis, Authorized Person

ATTACHMENT A

SUMMARY OF AMENDMENTS FOR AMENDED AND RESTATED CERTIFICATE

OF FORMATION OF REVEL ENTERTAINMENT, LLC

Article 1 shall be replaced in its entirety to read:

1.	The name of the Company is Revel Entertainment Group, LLC.

Article 2 shall be replaced in its entirety to read:

2.	The general character of the business of the Company is to engage in any business purpose or activity which a Delaware limited liability company can perform and more specifically to engage in the business and conduct of casino gaming, and to that end, this Agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act and the regulations promulgated thereunder (“Casino Control Act”) as if the same were set forth at length herein. The objects, purposes, and powers specified will, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other article, clause or paragraph of this certificate except as same may be limited or restricted by the Casino Control Act.

Article 6 shall be replaced in its entirety to read:

6.

a)	Pursuant to N.J.S.A. 5:12-82d(7) and (10) and N.J.S.A. 5:12-105f, the New Jersey Casino Control Commission (the “Casino Control Commission”) shall have the right of prior approval with regard to the transfer of shares of stock, securities and other interests of the Company other than a transfer prior to the granting of a license by the Casino Control Commission to the Company. To this end, at any time following the receipt of a license by the Company from the Casino Control Commission, pursuant to N.J.S.A. 5:12-105(a), the sale, assignment, transfer, pledge or other disposition of any share of stock, security or other interest of the Company shall be effective five business days after the Casino Control Commission receives notice from the Company of such sale, assignment, transfer, pledge or other disposition, in the form required by regulation, unless within such five business day period, the commission disapproves of such sale, assignment, transfer, pledge or other disposition, in which case the transfer will be ineffective.

b)

In accordance with the above and with N.J.S.A. 5:12-82d(8), the Company reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of stock, security, or other interest in the Company in the event that the Casino Control Commission, after receiving a report and input from the New Jersey Division of Gaming

Enforcement (the “Division”), disapproves of a transfer of said share of stock, security or other interest. The Company also reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of stock, security, or other interest in the Company held by an individual owner or holder found not qualified by the Casino Control Commission to hold said share of stock, security or other interest in the Company. Consistent with N.J.S.A. 5:12-105e, commencing on the date the Casino Control Commission serves notice upon the Company of a determination of disqualification, the individual or entity declared disqualified will no longer (1) receive any dividends or interest upon any share of stock, security, or other interest of the Company; (2) exercise directly or through any trustee or nominee, any right conferred by any share of stock, security, or other interest of the Company; or (3) receive any remuneration in any form from the Company for services rendered or otherwise.

c)	The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by statute, subject to any required approvals by the New Jersey Division of Gaming Enforcement, and all rights conferred upon stockholders herein are granted subject to this reservation.